Exhibit 99.1

Motorsport Games Reports Fourth Quarter & Full Year 2024 Financial Results

MIAMI, Florida – March 20, 2025 — Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or “the Company”) today reported financial results for its fourth quarter and fiscal year ended December 31, 2024. The Company has also posted the fourth quarter and fiscal year-end 2024 earnings slides highlighting key milestones that occurred during and subsequent to the period, which are accessible on the Company’s investor relations website.

“2024 was a revitalizing year for the company with improved revenues, reduced cash burn and the release of our new title Le Mans Ultimate in Early Access” commented Stephen Hood, President and Chief Executive Officer of Motorsport Games.

“The most recent updates to the game in December 2024 and February 2025 delivered significant uplift to player numbers and consumer sentiment for the title. These releases included the popular LMGT3 category of cars from famous manufacturers such as Ferrari, McLaren and Porsche and were accompanied by noteworthy feature improvements including hosted servers and the release of a brand-new optional subscription service that out-of-the-gate performed above internal expectations, creating a new and valuable revenue stream for the company.”

Hood continued, “These successes translate into the improved health of the company with revenue from greater sales across the product, downloadable content and the new subscription offering. The perception of the company, the game, and its potential has opened new conversations with potential partners, publishers or partners for projects such as console ports of Le Mans Ultimate or business investment.”

Fourth Quarter 2024 and Subsequent Business Update

●	Revenues of $2.0 million in Q4 2024 compared to revenues of $1.7 million in Q4 2023, an improvement of $0.3 million or 13%;
●	Net loss attributable to Class A common stock was $0.94 per share for the year ended December 31, 2024, compared to a net loss per share of $5.56 for the year ended December 31, 2023;
●	Reached a milestone of 100,000 net unit sales of Le Mans Ultimate in Q4 2024, the official game of the FIA World Endurance Championship and the 24 Hours of Le Mans;
●	Launched RaceControl’s new subscription offering in December 2024 reflecting strong user engagement and demand for integrated services of this type; and
●	In February 2025, released further updates to Le Mans Ultimate to further bolster content and the content available to players by adding three more LMGT3 category cars along with significant game play improvements.

Financial Results for the Three Months Ended December 31, 2024

Revenue for the fourth quarter of 2024 was $2.0 million compared to $1.7 million for the same period in the prior year, an increase of $0.3 million, or 13.0%. Gross profit was $0.9 million compared to $1.1 million for the same period in the prior year, a decrease of $0.2 million, while gross profit margin decreased to 45.8% from 61.4%.

Net loss for the fourth quarter of 2024 was $2.9 million, compared to net income of $2.7 million for the same period in the prior year, a decrease of $5.6 million. The increase in net loss is driven by an increase in other expenses of $2.2 million, which is primarily comprised of foreign currency losses incurred remeasuring transactions denominated in a currency other than U.S. dollars. Furthermore, in Q4 2023, other operating income included a $3.0 million gain related to the sale of our NASCAR License to iRacing in October 2023. Consequently, net loss attributable to Class A common stock was $0.89 per share for the fourth quarter of 2024, compared to net income of $0.97 for the same period in the prior year.

Adjusted EBITDA loss(1) for the fourth quarter of 2024 was $2.5 million, compared to Adjusted EBITDA(1) of $0.4 million for the same period in the prior year. The reasons for the decrease in Adjusted EBITDA are the same as those discussed in respect of the change in net income (loss) for the period and comparative quarter, as well as a decrease in stock-based compensation compared to the prior year period.

The following table provides a reconciliation from net loss to Adjusted EBITDA(1) for the fourth quarter of 2024 and 2023, respectively:

	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023
Net (Loss) Income	$(2,879,131)	$2,671,021
Interest expense, net	30,277	98,929
Depreciation and amortization (1)	833,920	602,800
EBITDA	(2,014,934)	3,372,750
Gain on sale of NASCAR License	(500,000)	(3,037,341)
Stock-based compensation	47,221	81,242
Adjusted EBITDA	$(2,467,713)	$416,651

(1)	Includes $514,166 and $489,582 of amortization expenses included in cost of revenues for the three months ended December 31, 2024 and 2023, respectively.

Financial Results for the Year Ended December 31, 2024

Revenue for the full year 2024 was $8.7 million compared to $6.9 million for the prior year period, an increase of $1.8 million, or 25.7%. Gaming segment revenues represented 100% and 95.8% of the Company’s total 2024 and 2023 revenues, respectively, increasing by $2.1 million, or 31.2%, when compared to the prior year. The increase in Gaming segment revenues was primarily due to $3.0 million in digital game and downloadable content sales relating to sales of Le Mans Ultimate released on PC in February 2024, offset by $0.5 million and $0.4 million in lower revenues for NASCAR and rFactor 2 titles, respectively. Esports segment revenues represented 0% and 4.2% of our total 2024 and 2023 revenues, respectively, decreasing by $0.3 million, or 100%, when compared to the prior year. The decrease in Esports segment revenue was due to us not organizing a Le Mans Virtual Series (“LMVS”) event in 2024, resulting in no earned sponsorship or events revenue in 2024. Consolidated gross profit was $5.5 million for the full year 2024 compared to $3.3 million for the prior year period, an increase of $2.2 million, while gross profit margin increased to 62.9% from 47.6%.

Net loss for the full year 2024 was $3.0 million, or $0.94 per share, compared to a net loss of $14.3 million, or $5.56 per share, for the same period in the prior year, an improvement of $11.3 million, or $4.62 per share. Lower cost of goods sold and operating expenses were key contributors to the decrease in net loss for the full year 2024 when compared to the prior year period, partially offset by an increase in other operating income.

Adjusted EBITDA loss(1) was $3.9 million for the full year 2024, compared to Adjusted EBITDA loss(1) of $9.3 million for the same period in prior year, an improvement of $5.4 million. The decrease in Adjusted EBITDA loss(1) was primarily due to the same factors driving the previously discussed change in net loss for the full year 2024 when compared to the prior year period.

The following table provides a reconciliation from net loss to Adjusted EBITDA loss(1) for the fiscal years ended December 31, 2024 and 2023, respectively:

	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023
Net Loss	$(3,048,071)	$(14,323,185)
Interest expense, net	120,757	772,989
Depreciation and amortization (1)	2,589,437	2,115,430
EBITDA	(337,877)	(11,434,766)
Gain from settlement of license liabilities	(3,248,000)	-
Loss contingency expenses	-	232,359
Impairment of intangible assets	-	4,004,627
Gain on sale of NASCAR License	(500,000)	(3,037,341)
Stock-based compensation	152,959	957,302
Adjusted EBITDA	$(3,932,918)	(9,277,819)

(1)	Includes $2,380,785 and $1,716,729 of amortization expenses included in cost of revenues for the years ended December 31, 2024 and 2023, respectively.

For additional information regarding the Company’s liquidity, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 to be filed with the Securities and Exchange Commission (the “SEC”).

Cash Flow and Liquidity

As of December 31, 2024, the Company had cash and cash equivalents of approximately $0.9 million, which increased to $1.2 million as of February 28, 2025. During the year ended December 31, 2024, the Company had negative cash flows from operations of approximately $2.8 million, representing an average monthly net cash burn from operations of approximately $0.2 million. While it has taken measures to reduce its costs, the Company expects to continue to have a net cash outflow from operations for the foreseeable future as it continues to develop its product portfolio and invest in developing new video game titles.

Based on its cash and cash equivalents position and the average monthly cash burn, the Company does not believe it has sufficient cash on hand to fund its operations over the next year and that additional funding will be required in order to continue operations. In order to address its liquidity short fall, the Company is actively exploring several options, including, but not limited to: i) additional funding in the form of potential equity and/or debt financing arrangements or similar transactions; ii) other strategic alternatives for its business, including, but not limited to, the sale or licensing of the Company’s assets in addition to its sales of its NASCAR license and Traxion; and iii) further cost reduction and restructuring initiatives.

There can be no assurances that the Company will be able to secure additional liquidity through the means referenced above, nor can there be any assurances that the Company can sufficiently reduce costs and restructure its business to sufficiently lower its cash burn to sustainable levels and therefore meet its ongoing cash requirements. Further, other factors can impact the Company’s liquidity position, including, but not limited to, the Company’s level of sales and expenditures, as well as accounts receivable, and accrued expenses.

(1)Use of Non-GAAP Financial Measures

Adjusted EBITDA (the “Non-GAAP Measure”) is not a financial measure defined by U.S. generally accepted accounting principles (“U.S. GAAP”). Reconciliations of the Non-GAAP Measure to net income (loss), its most directly comparable financial measure, calculated and presented in accordance with U.S. GAAP, are presented in the tables above.

Adjusted EBITDA, a measure used by management to assess the Company’s operating performance, is defined as EBITDA, which is net income (loss) plus interest expense, depreciation and amortization, less income tax benefit (if any), adjusted to exclude: (i) gain from settlement of license liabilities (ii) gain on sale of NASCAR License (iii) impairment of intangible assets; (iv) loss contingency expense and (v) stock-based compensation expenses.

The Company uses the Non-GAAP Measure to manage its business and evaluate its financial performance, as Adjusted EBITDA eliminates items that affect comparability between periods that the Company believes are not representative of its core ongoing operating business. Additionally, management believes that using the Non-GAAP Measure is useful to its investors because it enhances investors’ understanding and assessment of the Company’s normalized operating performance and facilitates comparisons to prior periods and its competitors’ results (who may define Adjusted EBITDA differently).

The Non-GAAP Measure is not a recognized term under U.S. GAAP and does not purport to be an alternative to revenue, income/loss from operations, net (loss) income, or cash flows from operations or as a measure of liquidity or any other performance measure derived in accordance with U.S. GAAP. Additionally, the Non-GAAP Measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements, such as interest payments, tax payments, working capital requirements and debt service requirements. The Non-GAAP Measure has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for the Company’s results as reported under U.S. GAAP. Management compensates for the limitations of using the Non-GAAP Measure by using it to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than would be presented by using only measures in accordance with U.S. GAAP. Because not all companies use identical calculations, the Non-GAAP Measure may not be comparable to other similarly titled measures of other companies.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today, March 20, 2025, to discuss its financial results. The live conference call can be accessed by dialing 1-800-267-6316 or 1-203-518-9783 and using Conference ID “MOTOR”. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games:

Motorsport Games is a racing game developer, publisher and esports ecosystem provider of official motorsport racing series. Combining innovative and engaging video games with exciting esports competitions and content for racing fans and gamers, Motorsport Games strives to make racing games that are authentically close to reality. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series including the 24 Hours of Le Mans and the FIA World Endurance Championship, recently releasing Le Mans Ultimate in Early Access. Motorsport Games also owns the industry leading rFactor 2 and KartKraft simulation platforms. rFactor 2 also powers F1® Arcade through a partnership with Kindred Concepts. Motorsport Games is also an award-winning esports partner of choice for the 24 Hours of Le Mans, creating the renowned Le Mans Virtual Series. Motorsport Games is building a virtual racing ecosystem where each product drives excitement, every esports event is an adventure, and every race inspires.

For more information about Motorsport Games visit: www.motorsportgames.com.

Forward-Looking Statements

Certain statements in this press release, the related conference call and webcast which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements or information in this press release, the related conference call and webcast that are not statements or information of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the Company’s expectation to continue to have a net cash outflow from operations for the foreseeable future as it continues to develop its product portfolio and invest in developing new video game titles; the Company the Company not having sufficient cash on hand to fund operations over the next year and additional funding being required in order to continue operations; obtaining additional funding in the form of potential equity and/or debt financing arrangements or similar transactions; entering into strategic alternatives for the Company’s business, including, but not limited to, the sale or licensing of the Company’s assets in addition to its sales of its NASCAR license and Traxion; and the Company’s ability to improve its liquidity through further cost reduction and restructuring initiatives.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside of the Company’s control and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) the Company’s inability to deliver new products and/or new content or features for existing products, and/or the Company’s inability, in whole or in part, to continue to execute its business strategies and plans, such as due to less than anticipated customer acceptance of its new game titles and/or less than anticipated benefits from its future technologies, the Company experiencing difficulties or the inability to launch its games as planned, less than anticipated performance of the games impacting customer acceptance and sales and/or greater than anticipated costs and expenses to develop and launch its games, including, without limitation, higher than expected labor costs, the Company’s inability to establish partnerships with additional service providers to come onboard to the Company’s ecosystem and, in addition to the factors set forth in (ii) through (vi) below, the Company’s continuing financial condition and ability to obtain additional debt and/or equity financing to meet its liquidity requirements, such as the going concern qualification on the Company’s annual audited financial statements posing difficulties in obtaining new financing on terms acceptable to the Company, or at all; (ii) difficulties, delays in or unanticipated events that may impact the timing and scope of new or planned products, features, events or other offerings; (iii) less than expected benefits from implementing the Company’s management strategies and/or adverse economic, market and geopolitical conditions that negatively impact industry trends, such as significant changes in the labor markets, an extended or higher than expected inflationary environment, a higher interest rate environment, tax increases impacting consumer discretionary spending and/or quantitative easing that results in higher interest rates that negatively impact consumers’ discretionary spending; (iv) greater than anticipated negative operating cash flows such as due to higher than expected development costs, higher interest rates and/or higher inflation, or failure to achieve the expected savings under any cost reduction and restructuring initiatives; (v) difficulties and/or delays in resolving the Company’s liquidity and capital requirements due to reasons including, without limitation, difficulties in securing funding that is on commercially acceptable terms to the Company or at all, such as the Company’s inability to complete in whole or in part any potential debt and/or equity financing transactions or similar transactions, any inability to achieve cost reductions, including, without limitation, those which the Company expects to achieve through any cost reduction and restructuring initiatives, as well as any inability to consummate one or more strategic alternatives for the Company’s business, including, but not limited to, the sale or licensing of the Company’s assets, and/or less than expected benefits resulting from any such strategic alternative; and/or (vi) difficulties, delays or the Company’s inability to successfully complete any cost reduction and restructuring initiatives, in whole or in part, which could result in less than expected operating and financial benefits from such actions, as well as delays in completing any cost reduction and restructuring initiatives, which could reduce the benefits realized from such activities; higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than anticipated annualized cost reductions from any cost reduction and restructuring initiatives and/or changes in the timing of realizing such cost reductions, such as due to less than anticipated liquidity to fund such activities and/or more than expected costs to achieve the expected cost reductions.

Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as well as in its subsequent filings with the SEC. The Company anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. The Company assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the Company’s plans and expectations as of any subsequent date.

Website and Social Media Disclosure

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames
Instagram: msportgames
Facebook: Motorsport Games
LinkedIn: Motorsport Games

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

Investors@motorsportgames.com

Media:

PR@motorsportgames.com

Appendix:

The following tables provide a comparative summary of the Company’s financial results for the periods presented:

MOTORSPORT GAMES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Revenues	$1,973,827	$1,747,318	$8,687,462	$6,909,674
Cost of revenues	1,070,753	674,113	3,225,750	3,620,495
Gross profit	903,074	1,073,205	5,461,712	3,289,179

Operating expenses:
Sales and marketing [1]	107,631	279,454	739,098	1,690,772
Development [2]	597,716	1,485,413	3,378,346	7,237,154
Impairment of intangible assets	-	-	-	4,004,627
General and administrative [3]	1,334,479	1,907,073	6,883,468	9,367,030
Depreciation and amortization	24,639	120,879	208,652	398,701
Total operating expenses	2,064,465	3,792,819	11,209,564	22,698,284
Gain from settlement of license liabilities	-	-	3,248,000	-
Other operating income	500,000	3,037,341	750,000	3,037,341
(Loss) income from operations	(661,391)	317,727	(1,749,852)	(16,371,764)
Interest expense	(30,277)	(98,929)	(120,757)	(772,989)
Other (expense) income, net	(2,187,463)	2,452,223	(1,177,462)	2,821,568
Net (loss) income	(2,879,131)	2,671,021	(3,048,071)	(14,323,185)
Less: Net loss attributable to non-controlling interest	(18,442)	-	(295,115)	-
Net (loss) income attributable to Motorsport Games Inc.	$(2,860,689)	$2,671,021	$(2,752,956)	$(14,323,185)

Net (loss) income per Class A common share attributable to Motorsport Games Inc.:
Basic and Diluted	$(0.89)	$0.97	$(0.94)	$(5.56)

Weighted-average shares of Class A common stock outstanding:
Basic and Diluted	3,218,542	2,752,462	2,922,091	2,577,451

[1] Includes related party expenses of $0 and $0 for the three months ended December 31, 2024 and 2023, respectively, and $0 and $17,076 for the years ended December 31, 2024 and 2023, respectively.

[2] Includes related party expenses of $0 and $5,155 for the three months ended December 31, 2024 and 2023, respectively, and $0 and $51,516 for the years ended December 31, 2024 and 2023, respectively.

[3] Includes related party expenses of $37,500 and $81,159 for the three months ended December 31, 2024 and 2023, respectively, and $226,272 and $379,944 for the years ended December 31, 2024 and 2023, respectively.